TOTAL ASIA ASSOCIATES PLT (LLP0016837-LCA & AF002128)

Firm registered with US PCAOB and Malaysian MIA

106-2A, Jalan PJU 1/3B, SunwayMas Commercial Centre

47301 Petaling Jaya, Selangor Darul Ehsan

Tel : (603) 7805 2850

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of GM Capital Inc

B1-32-2, Soho Suite KLCC

20, Jalan Perak

50450 Kuala Lumpur

Malaysia

We consent to the inclusion in the Registration Statement on Form S-1 of GM Capital Inc of our report dated July 15, 2018, relating to our audit of the consolidated balance sheets of US GM Capital Inc as of January 31, 2018 and 2017, and the related consolidated statements of income, stockholders’ equity, and cash flows for the for the each of the two years in the period ended of January 31, 2018 and 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement .

/s/ Total Asia Associates PLT

TOTAL ASIA ASSOCIATES PLT

PETALING JAYA, MALAYSIA

JULY 30, 2018